UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): July 17, 2006

IOMEGA CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Delaware 1-12333 86-0385884
(State or Other Jurisdiction (Commission (IRS Employer
of Incorporation) File Number) Identification No.)

10955 Vista Sorrento Parkway, San Diego, CA 92130 (Address of Principal Executive Offices) (Zip Code)

(858) 314-7000
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions.

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

(17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

(17 CFR 240.13e-4(c))

SECTION 1 – REGISTRANT’S BUSINESS AND OPERATIONS

Item 1.01	Entry Into a Material Definitive Agreement

On July 17, 2006, Iomega Corporation (“Iomega”) and its wholly owned subsidiary, Iomega International, S. A. (“ISA”) (jointly the “Company”) entered into a Separation Agreement and General Release with Ulrike Tegtmeier, Managing Director of ISA. As a result of the restructuring in the second quarter, Ms. Tegtmeier’s employment was terminated. Pursuant to the Separation Agreement, Ms. Tegtmeier will remain available to the Company as a consultant for an “as needed” period and will receive compensation for such consulting in four payments for a total amount of CHF 285,000 (or approximately $230,996 at the exchange rate on July 17, 2006). In addition to consulting, Ms. Tegtmeier has given the Company a release of any and all claims; this would include claims under her prior employment agreement(s) with the Company. She has also given the Company a promise not to solicit Company personnel, and she has agreed not to directly or indirectly perform any services for specific competitors of the Company. Ms. Tegtmeier will be permitted to purchase her Company vehicle for CHF 15,000 (or approximately $12,158) and will receive tax return preparation assistance in an amount not to exceed USD $1,000. The Company will also provide personalized outplacement services for a period of six months following her termination of employment.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: July 21, 2006

IOMEGA CORPORATION
(Registrant)

By: /s/ Thomas D. Kampfer Thomas D. Kampfer
President and Chief Operating Officer

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